Exhibit 99.1

MODIGENE SHAREHOLDERS APPROVE COMPANY NAME CHANGE AND OTHER PROPOSALS AT ANNUAL MEETING

—Company’s New Name is PROLOR Biotech, Inc.—
—Will Now Trade under New Ticker PBTH—
—Shareholders Approve Re-Election of Board of Directors and Other Proposals—

Nes-Ziona, Israel, June 12, 2009 -- Modigene Inc. (OTCBB: MODG) today announced that shareholders approved a proposal to change the company’s name to PROLOR Biotech, Inc. at its Annual Meeting of Shareholders held on May 21, 2009.  The corporate name change became effective on Wednesday, June 10, 2009.   Starting on Friday, June 12, 2009, the company’s shares will trade on the OTC Bulletin Board under the symbol PBTH.

In addition to the new corporate name, shareholders re-elected all members of the company’s Board of Directors, approved an amendment to the company’s 2007 Equity Incentive Plan and ratified Yarel + Partners as the company’s independent registered public accounting firm.

“Our new name, PROLOR Biotech--PROtein LOngevity Redefined--reflects our company’s unique CTP technology that has been proven to significantly extend the longevity and biological activity of major therapeutic proteins such as follicle stimulating hormone, human growth hormone, interferon beta, erythropoietin, Factor VII and Factor IX, and potentially any other therapeutic protein,” said Shai Novik, president of PROLOR Biotech.  “It is fitting that we make this change now as we prepare to initiate our first clinical trial with our longer-acting version of human growth hormone, signalling our transformation into a clinical stage company.”

ABOUT PROLOR BIOTECH
PROLOR Biotech, Inc. is a biopharmaceutical company applying its patented CTP technology to develop longer-acting, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. The CTP technology is applicable to virtually all proteins, and PROLOR Biotech is currently developing long-acting versions of human growth hormone, interferon beta and erythropoietin, which are in late preclinical development, as well as GLP-1. For more information, visit www.modigenetech.com.  After July 15, 2009, the company’s website can be found at www.prolor-biotech.com.

###

PROLOR BIOTECH CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc.	GendeLLindheim BioCom Partners
Tel: +1 866 644-7811	+1 212 918-4650
Email: shai@modigenetech.com

PROLOR Biotech, Inc.   3 Sapir Street, Nes Ziona,Weizmann Science Park, Israel 74140           1